Exhibit 10.17

SUPPLEMENTAL RETIREMENT INCOME PLAN

(As Amended and Restated Effective November 30, 2011)

SECTION 1

Definitions

1.1.                            Beneficiary.  A Participant’s “Beneficiary” under the Plan means the person or persons entitled to benefits under the Retirement Plan because of the Participant’s death.

1.2.                            Board of Directors.  “Board of Directors” means the Board of Directors of The Allstate Corporation.

1.3.                            Code.  “Code” means the Internal Revenue Code of 1986, as amended, including regulations and other guidance of general applicability promulgated thereunder.

1.4.                            Committee.  “Committee” means the Administrative Committee under the Retirement Plan.

1.5.                            Company.  “Company” means The Allstate Corporation, a Delaware corporation.

1.6.                            Date of Death.  “Date of Death” means the date of the Participant’s death.

1.7.                            Deferral Period Interest for Pre-409A Benefits.  “Deferral Period Interest for Pre-409A Benefits” for the deferred portion of Pre-409A Benefits means the blended first segment lump sum interest rate used to calculate the lump sum payment under the Retirement Plan and will apply to the deferred portion of the Pre-409A Benefit from the period beginning on the Payment Start Date and ending on the Plan Payment Date for Pre-409A Benefits, or, if earlier, the date Pre-409A Benefits are paid.

1.8.                            Eligible Annual Compensation.  “Eligible Annual Compensation” means a Participant’s Annual Compensation as defined in the Retirement Plan, but without regard to the applicable calendar year limitation imposed by Section 401(a)(17) of the Code.

1.9.                            Employers.  The Company and each subsidiary or affiliate of the Company which adopts the Retirement Plan is referred to herein individually as an “Employer” and collectively as the “Employers.”

1.10.                     ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.11.                     Hardship.  Hardship means an urgent financial need that cannot be satisfied through other reasonable sources, as determined by the Committee.

1.12.                     Participant.  “Participant” means any employee of an Employer who is participating in the Plan, as provided herein.

1.13.                     Payment Start Date.  “Payment Start Date” means the date on which a Participant’s benefits are paid or commence to be paid to him from the Retirement Plan

1.14.                     Plan.  “Plan” means the Supplemental Retirement Income Plan, as described herein.

1.15.                     Plan Payment Date for Pre-409A Benefits.  “Plan Payment Date for Pre-409A Benefits” means the January 1 coincident with or next following the Payment Start Date on which the Retirement Plan becomes obligated to pay a Participant’s benefits.

1.16.                     Plan Payment Date for Post-409A Benefits.  “Plan Payment Date for Post-409A Benefits” for a participant who separates from service prior to age 55 means the first business day of the calendar month after the Participant’s separation from service that is, or next follows, the later of (i) the January 1 following the Participant’s attainment of age 55 or (ii) the date that is the six-month anniversary of the separation from service.  “Plan Payment Date for Post-409A Benefits” for a participant who separates from service on or after reaching age 55 means the first business day of the calendar month after the Participant’s separation from service that is, or next follows, the later of (i) the January 1 following the Participant’s separation from service or (ii) the date that is the six-month anniversary of the separation from service. If a Participant dies prior to a separation from service or after a separation from service but before the Plan Payment Date for Post-409A Benefits and such death occurs between January 1 and June 30, the Post-409A Benefits payable to the Beneficiary shall be paid between July 1 and December 31 of the same calendar year as the Participant’s death.  If a Participant dies prior to a separation from service or after a separation from service but before the Plan Payment Date for Post-409A Benefits and such death occurs between July 1 and December 31, the Post-409A Benefits payable to the Beneficiary shall be paid between January 1 and December 31 of the calendar year next following the Participant’s death.

For purposes of this subsection, “separation from service” shall mean a termination of employment upon which a Participant ceases performing services for all entities within the Company’s controlled group, as defined in Code Sections 414(b) and 414(c) (i.e., the 80-percent controlled group).  Notwithstanding, a separation from service shall also include a reduction in a Participant’s rate of services to any such entity that is reasonably anticipated to be a permanent reduction to a rate that is 20 percent or less of the average rate of services performed by the Participant in the 36 months prior to such reduction.  If a Participant ceases or reduces services under a bona fide leave of absence, a separation from service occurs after the close of the 6-month anniversary of the commencement of such leave; provided, however, that if the Participant has a statutory or contractual right to reemployment, the separation from service shall be delayed until the date that the Participant’s right ceases or, if the Participant resumes services, until the Participant subsequently separates from service.  For purposes of determining whether a Participant has a separation from service, services taken into account shall include services performed for the Company as an independent contractor but not services performed as a non-employee director of any entity within the controlled group.  Determination of whether a separation from service occurs shall be made in a manner that is consistent with Treas. Reg. 1.409A-1(h).

1.17.                     Pre-409A Benefit.  “Pre-409A Benefit” means the benefit that was fully earned and vested as of December 31, 2004, under the terms of the Plan as in effect on October 3, 2004, including any Deferral Period Interest for Pre-409A Benefits and, therefore, is not subject to Code Section 409A.

1.18.                     Post-409A Benefit.  “Post-409A Benefit” means any benefit that is not a Pre-409A Benefit.

1.19.                     Required Distributions.  “Required Distributions” means distributions required to be made by the Retirement Plan as defined in Section 401(a)(9) of the Code.

1.20.                     Retirement Plan.  “Retirement Plan” means the Allstate Retirement Plan, as amended from time to time.

SECTION 2

Introduction

2.1.                            History.  The Plan was established as of January 1, 1978 and amended and restated as of January 1, 1996, December 31, 2008, and November 30, 2011.

2.2.                            Purpose.  The Company maintains the Retirement Plan, a defined benefit pension plan which is intended to meet the applicable requirements of the Code.  The Code places limitations and restrictions on the amount of benefits which may be paid from, and the amount of compensation which may be taken into account in calculating benefits under, the Retirement Plan.  The purpose of this Plan is to provide benefits to Participants in the Plan which would otherwise be earned under but may not be provided from the Retirement Plan because of these limitations and restrictions of the Code.  It is intended that this Plan only cover a select group of management or highly compensated employees for purposes of ERISA.  The Plan is intended to conform to the requirements of Code Section 409A with respect to Post-409A Benefits.

2.3.                            Administration.  The Plan will be administered by the Committee.  The Committee has the discretionary authority to issue such rules as it deems appropriate and to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of employees or Participants and any other persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions.  Any decision by the Committee hereunder or with respect hereto shall be final, binding and conclusive on all Participants and all other persons whomsoever.  The Committee shall interpret the Plan in a manner that it determines does not result in taxation of Participants under Code Section 409A.

2.4.                            Plan Benefits for Participants Whose Benefits Commenced Prior to December 31, 2008.  Pre-409A Benefits that commenced prior to December 31, 2008 will, except as otherwise specifically provided herein, be governed in all respects by the terms of the Plan as in effect as of the date the Participant’s benefits commenced and in good faith compliance with Code Section 409A.  The benefits provided hereunder with respect to Participants whose benefits commence on or after December 31, 2008 will be governed in all respects by the terms of this Plan, which have been amended to conform the requirements of Code Section 409A for Post-409A Benefits.

SECTION 3

Participation and Amount of Benefits

3.1.                            Eligibility.  Each employee of an Employer who is a Participant in the Retirement Plan, who is entitled to receive final average pay or cash balance benefits from the Retirement Plan, and whose benefits thereunder have been limited by the Code as described in Section 2.2 will become a Participant in this Plan.  In the event of the death of such a Participant, his Beneficiary shall be entitled to receive the Participant’s benefits under the Plan.  Benefits payable under the Plan to a Participant or his Beneficiary are determined in accordance with Sections 3.2 and 3.3.  Benefits under the Plan with respect to a Participant or Beneficiary (in the event of a Participant’s death) may be comprised of both Pre-409A Benefits and Post-409A Benefits.  An employee agent eligible for a benefit under the Agents Pension Plan is not eligible for benefits under this Plan.

3.2.                            Amount of Pre-409A Benefits.  The amount of any benefits which otherwise would have been provided for a Participant under the Retirement Plan as of December 31, 2004, but which may not be paid from such plan because of the limitations and restrictions imposed by the Code, shall be calculated as provided in this Section 3.2 and paid under this Plan as provided in Section 4 below.  Such benefits shall be equal to the excess of:  (a) the amount of retirement benefit as of December 31, 2004 which otherwise would have been provided for the Participant (or in the event of his death, his Beneficiary) by the Retirement Plan, determined without regard to the limitations of the Code and by taking into account any compensation deferred on or before December 31, 2004 under The Allstate Corporation Deferred Compensation Plan and The Allstate Corporation Deferred Compensation Plan for Employee Agents which is not included as Annual Compensation (as defined in the Retirement Plan) under the Retirement Plan; over (b) the actual amount of retirement benefit determined for the Participant or his Beneficiary under the Retirement Plan as of December 31, 2004.  The Amount of Pre-409A Benefits will be calculated on the Payment Start Date and will include Deferral Period Interest for Pre-409A Benefits, as applicable.

3.3                               Amount of Post-409A Benefits. The amount of any benefits which otherwise would have been provided for a Participant under the Retirement Plan after December 31, 2004, but which may not be paid from such plan because of the limitations and restrictions imposed by the Code, shall be calculated as provided in this Section 3.3 and paid under this Plan as provided in Section 4 below.  Such benefits shall be equal to the excess of:  (a) the amount of retirement benefit earned after December 31, 2004 which otherwise would have been provided for the Participant (or in the event of his death, his Beneficiary) by the Retirement Plan, determined without regard to the limitations of the Code and by taking into account any compensation deferred after December 31, 2004 under The Allstate Corporation Deferred Compensation Plan and The Allstate Corporation Deferred Compensation Plan for Employee Agents which is not included as Annual Compensation (as defined in the Retirement Plan) under the Retirement Plan; over (b) the actual amount of retirement benefit determined for the Participant or his Beneficiary under the Retirement Plan after December 31, 2004.

The amount of any Post-409A Benefits paid to a Participant shall be determined on the Plan Payment Date for Post-409A Benefits using the lump sum death benefit calculation methodology described in Section E.6.(A)(1) of the Retirement Plan for final average pay benefits or Section 3.8(A) of the Retirement Plan for cash balance benefits, as applicable, and the lump sum methodology and actuarial methods in effect under the Retirement Plan.

The amount of any Post-409A Benefits paid to a Beneficiary shall be determined on the death benefit payment date for Post-409A Benefits using the lump sum death benefit provisions contained in Section E.6. of the Retirement Plan for final average pay benefits or Section 3.8(A) of the Retirement Plan for cash balance benefits, as applicable, and the lump sum methodology and actuarial methods in effect under the Retirement Plan.

Notwithstanding the foregoing, the lump sum interest rate and mortality table applicable to Participants who separate from service or die on or after age 55 after November 30, 2009 with a Plan Payment Date for Post-409A Benefits in the first six months of a calendar year shall be the applicable lump sum interest rate and mortality table under the Retirement Plan during the year prior to the Plan Payment Date for Post-409A Benefits.  The lump sum interest rate and mortality table applicable to Participants who separate from service or die on or after age 55 after November 30, 2009 with a Plan Payment Date for Post-409A Benefits in the last six months of a calendar year shall be the applicable lump sum interest rate and mortality table under the Retirement Plan during the year in which the Plan Payment Date for Post-409A Benefits occurs.

SECTION 4

Payment of Benefits(1)

(1)  See Appendix A for Payment of Benefit information for Participants with a Plan Payment Date on or before January 1, 1996 or for Participants who retired under the Allstate Insurance Company’s 1994 Special Retirement Opportunity.

4.1.                            Form and Time of Payment for Pre-409A Benefits and Post-409A Benefits.  All Pre-409A Benefits shall be paid in a single lump sum on the Plan Payment Date for Pre-409A Benefits, except (i) upon demonstrating a Hardship to the Committee, Pre-409A Benefits may be paid after the Participant’s Payment Start Date and before the January 1 first following the day preceding the Participant’s Plan Payment Date for Pre-409A Benefits; or (ii) if a Participant or Beneficiary should die prior to receipt of Pre-409A Benefits, such benefits shall be paid in a lump sum as soon as practicable thereafter to the estate of such Participant or Beneficiary. Notwithstanding the foregoing, Participants receiving Required Distributions from the Retirement Plan will receive their Pre-409A Benefits at the same time their Retirement Plan Benefits commence.  All Post-409A Benefits shall be paid in a single lump sum on the Plan Payment Date for Post-409A Benefits.

4.2.                            Facility of Payment.  Any amount payable under the Plan to a person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to such person’s legal representative, or may be applied for the benefit of such person in any manner selected by the Committee.

4.3.                            Review of Benefit Determinations.  The Committee will provide notice in writing to any Participant or Beneficiary whose claim for benefits under the Plan is denied and the Committee shall afford such Participant or Beneficiary a full and fair review of its decision if so requested.

4.4.                            Payment and Funding of Benefits.  Amounts payable under the Plan to or on account of a Participant shall be paid directly by the Employers, and shall be provided from the general assets of the Employers.  No assets of the Employers shall be set aside solely for the purpose of providing benefits hereunder, and the Employers’ obligation to pay such benefits is not limited to any particular assets of the Employer.  Benefits under the Plan are not funded, the Employers’ obligation to pay such benefits is merely a contractual obligation, and a Participant or Beneficiary shall be treated as a general creditor of the Employers with respect to any benefits payable under the Plan.

SECTION 5

Miscellaneous

5.1.                            Action by Company.  Any action required or permitted to be taken by the Company under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

5.2.                            Gender and Number.  Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and plural shall include the singular.

5.3.                            Controlling Law.  Except to the extent superseded by laws of the United States, the laws of Illinois shall be controlling in all matters relating to the Plan.

5.4.                            Employment Rights.  The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of an Employer, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

5.5.                            Interests Not Transferable.  The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.

5.6.                            Successors.  The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, and on the Employers and their successors and assigns.

SECTION 6

Amendment and Termination

The Company reserves the right at any time and from time to time to amend or terminate the Plan in accordance with the procedures set forth in Section 5.1.  Notwithstanding the foregoing, no amendment or termination of this Plan with respect to Post-409 Benefits shall be made in accordance with this Section 6 unless such termination or amendment complies with Code Section 409A.

Appendix A

Payment of Benefits

Plan Payment Date on or Before January 1, 1996 or Special Retirement Opportunity Participants

A.1                             Normal Form of Payment for Pre-409A Benefits.  Except as provided in subsection 4.2, for Participants with a plan payment date on or before January 1, 1996 or Participants who retired under the Company’s 1994 Special Retirement Opportunity, benefits under the Plan shall be paid to a Participant (or in the case of his death, to his Beneficiary) monthly, commencing as of the earliest of (i) the Participant’s Payment Start Date or (ii) the date 60 days following Participant’s Date of Death (or the date the Committee receives notification of the Participant’s death, if more than 7 days after Participant’s Date of Death) and continuing during his lifetime (or the lifetime of his Beneficiary), with the last payment to be made for the month in which the Participant’s or Beneficiary’s death occurs.  For purposes of this Appendix A, “plan payment date” means the day following the date on which the Retirement Plan becomes obligated to pay a Participant’s benefits.

A.2.                          Optional Forms of Payment for Pre-409A Benefits.  In lieu of the form and amount of benefit specified in subsection A.1, a Participant with a plan payment date on or before January 1, 1996 or who retired under the Company’s 1994 Special Retirement Opportunity (or in the case of his death, his Beneficiary) may elect (in accordance with subsection A.4) a benefit in such other form as then would be available to such Participant or Beneficiary under the Retirement Plan.  The actuarial rates, factors and assumptions used to determine the amount of optional forms of benefit under the Retirement Plan shall be used to calculate the amount of optional forms of payment under this Plan.

A.3.                          Time of Payment for Pre-409A Benefits.  For Participants with a Plan Payment Date on or before January 1, 1996 or Participants who retired under the Company’s 1994 Special Retirement Opportunity, benefits under the Plan shall be paid as of the earliest of (i) the Participant’s Payment Start Date or (ii) the date 60 days following Participant’s Date of Death (or the date the Committee receives notification of the Participant’s death, if more than 7 days after Participant’s Date of Death).  Notwithstanding the foregoing, a Participant with a Plan Payment Date on or before January 1, 1996 or who retired under the Company’s 1994 Special Retirement Opportunity (or in the case of his death, his Beneficiary) may elect (in accordance with subsection A.4) to defer payment of any lump sum benefits (elected under subsection A.2, if available) to the first or second January 1 next following his Plan Payment Date.  If a Participant or Beneficiary elects to defer payment of benefits under this subsection A.3, simple interest (at the post-1990 PBGC rate used to calculate the participant’s lump sum, or such other rate as may be used by the Retirement Plan) shall be added to such benefits, to the date of payment.  If a Participant or Beneficiary who elects to defer payment of benefits under this subsection 4.3 should die prior to receipt of payment, such benefits shall be paid in a lump sum as soon as practicable thereafter to the estate of such Participant or Beneficiary.

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A.4.                          Pre-409A Benefit Payment Elections.  For Participants with a plan payment date on or before January 1, 1996 or Participants who retired under the Company’s 1994 Special Retirement Opportunity, except as otherwise provided below, elections of an optional form of payment under subsection 4.2 and elections to defer payment under subsection 4.4 shall be irrevocable, must be in writing, and must be filed with the Committee at least 30 days prior to the Participant’s plan payment date or, in the case of an election by a Beneficiary, at any time prior to the date 60 days following Participant’s Date of Death (or the date the Committee receives notification of the Participant’s death, if more than 7 days after Participant’s Date of Death).  Notwithstanding the foregoing, (i) if a Participant is retiring by mutual agreement with the Company in less than 30 days, and the date of the Participant’s retirement is outside his control, the Participant’s election may be made at any time prior to his plan payment date; and (ii) elections by a Participant who retires after December 31, 1994 under the Company’s 1994 Special Retirement Opportunity must be filed with the Committee on or before the December 31 of the year prior to their plan payment date for Pre-409A Benefits.

A.5.                          Special Election to Commute Pre-409A Benefit Payments.  Notwithstanding any other provision of the Plan, a Participant or Beneficiary who is receiving periodic benefit payments under the Plan on account of a Participant who terminated employment prior to October 1, 1994 may elect (as provided below) to have the remaining unpaid balance of such payments as of December 30, 1994 paid in a lump sum as soon as practicable after January 1, 1995.  Each election under this subsection A.5 shall be irrevocable, must be in writing, and must be filed with the Committee on or before December 31, 1994.  The actuarial rates, factors and assumptions used to determine lump sum payments under the Retirement Plan as of December 30, 1994 shall be used to calculate lump sum payments under this subsection A.5.

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